Exhibit 12

                           THE NEW YORK TIMES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
                                   (Unaudited)

                                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                                       -----------------------------   -----------------------------
                                                       SEPTEMBER 30,   SEPTEMBER 24,   SEPTEMBER 30,   SEPTEMBER 24,
                                                                2001            2001            2001            2001
                                                       -------------   -------------   -------------   -------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
FIXED CHARGES

Income before income taxes, discontinued
operations and income from joint ventures (1)          $      71,262   $     117,317   $     211,267   $     413,500
Distributed earnings from less than fifty percent
owned affiliates                                               3,511           5,585          11,730          12,930
                                                       -------------   -------------   -------------   -------------
Adjusted pre-tax earnings from continuing
operations                                                    74,773         122,902         222,997         426,430
Fixed charges less capitalized interest                       15,306          21,305          49,429          61,006
                                                       -------------   -------------   -------------   -------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
FIXED CHARGES                                          $      90,079   $     144,207   $     272,426   $     487,436
                                                       =============   =============   =============   =============

FIXED CHARGES

Interest expense, net of capitalized interest          $      12,249   $      18,110   $      39,986   $      51,970
Capitalized interest                                              91              --             149              --
Portion of rentals representative of interest factor           3,057           3,195           9,443           9,036
                                                       -------------   -------------   -------------   -------------
TOTAL FIXED CHARGES                                    $      15,397   $      21,305   $      49,578   $      61,006
                                                       =============   =============   =============   =============

RATIO OF EARNINGS TO FIXED CHARGES                              5.85            6.77            5.49            7.99
                                                       =============   =============   =============   =============

(1) The three-month and nine-month periods ended September 30, 2001, include work force reduction expenses of $5.4 million and $84.5 million and the three-month and nine-month periods ended September 24, 2000, include work force reduction expenses of $2.9 million. Excluding work force reduction expenses, the ratio of earnings to fixed charges is 6.20 and 7.20 for the three-month and nine-month periods ended September 30, 2001, compared with 6.90 and 8.04 for the comparable prior year periods.